Exhibit B-4(f)(10)


                                            EXECUTION COUNTERPART


                          AMENDMENT OF
                       2000 NOTE AGREEMENT


     This Amendment, dated October 23, 2001 ("Amendment") to that certain Consolidated, Amended and Restated Note Agreement (the "Note Agreement") dated as of November 3, 2000, between Gold Kist Inc. (the "Company") and The Prudential Insurance Company of America ("Prudential") both on its own behalf and as asset manager for Gateway Recovery Trust.

     WHEREAS, the parties hereto have executed and delivered that certain Note Agreement;

     WHEREAS, concurrent with the execution and delivery of the Note Agreement, the Company also entered into the Bank Agreement;

     WHEREAS, the parties to the Bank Agreement are amending and restating such agreement;

     WHEREAS, the Company has requested that Prudential agree to conform the covenants in the Note Agreement to match those found in the amended and restated Bank Agreement;

     WHEREAS, Prudential is willing to enter into this Amendment subject to the satisfaction of conditions and terms set forth herein;

     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement;
and

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A. Pursuant to paragraph 11C of the Note Agreement the Company and Prudential hereby agree that the Note Agreement shall be amended as follows:

     1.    Paragraph  5A.   Paragraph 5A(1)  is  amended  in  its
entirety to read as follows:

          "5A(1)    General Information.  The Company covenants
that it will deliver to each Significant Holder in triplicate:

          (i) as soon as practicable and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) in each Fiscal Year,

               (1) statements of operations, patrons' and other equity and comprehensive income (loss) and cash flows for the period from the beginning of the current Fiscal
          Year to the end of such Fiscal Quarter, and

               (2)  balance sheet as at the end of such Fiscal
          Quarter,

     setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial condition of the Company and its Consolidated Subsidiaries as of the end of such period and the results of their operations for the period then ended in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the inclusion of abbreviated footnotes; provided, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such Fiscal Quarter filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i) with respect to the Consolidated Statements;

          (ii) as soon as practicable and in any event within  90
     days after the end of each Fiscal Year,

               (1) statements of operations, patrons' and other equity and comprehensive income (loss) and cash flows for such year, and

               (2)  a balance sheet as at the end of such year,

     setting forth in each case in comparative form corresponding Consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to the Required Holder(s) and reported on by independent public accountants of recognized standing selected by the Company whose report shall be without limitation as to the scope of the audit and reasonably satisfactory in substance to the Required Holder(s); provided, however, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii) with respect to the Consolidated statements;

          (iii) if the Company or any of its Subsidiaries shall become a public company, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports (other than any registration statement filed on Form S-8) which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

          (iv) Promptly (a) after notice thereof being delivered to the Company or any Subsidiary, notice of the commencement of any audit of any federal, state or other income tax return of the Company or any Subsidiary, and (b) upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

          (v) promptly upon receipt thereof, a copy of each report, survey, study, evaluation or assessment or, promptly upon request therefor, any other document prepared by any consultant, engineer, environmental authority or other
     Person (other than work product of the Company's legal counsel) relating to compliance by the Company or any Subsidiary with any Environmental Laws, if the cost of remediation, repair or compliance may be reasonably expected to exceed $1,000,000 in any one case or in the aggregate;

          (vi) with reasonable promptness, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this clause (vii), the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act;

          (vii) immediately upon the effective date of any amendment or modification of the Bank Agreement (including without limitation any adjustment to the borrowing base thereunder), any such amendment or modification; and

          (viii)      with  reasonable  promptness,  such   other
     financial data as a Significant Holder may reasonably request."

     2.    Paragraph  5K.   Paragraph 5K(i)  is  amended  in  its
entirety to read as follows:

          "(i)  offer  to prepay the Notes pursuant to  paragraph
     4B, as provided in clause (ii) below:

               (a) in an amount equal to 100% of the Net Proceeds of Stock or any offering by the Company of Subordinated Debt (other than an offering that increases the outstandings under the Company's Subordinated Loan Certificates or Subordinated Capital Certificates of Interest in existence prior to November 3, 2000 and described on Schedule 5K hereto). Such prepayment shall be due immediately upon the receipt by the Company of such net proceeds.

               (b)   in  amounts  equal to (i) 100%  of  the  net
          proceeds from any sale or other disposition by the Company of any inventory (other than sales of inventory in the ordinary course), (ii) 50% of the net proceeds of any sale or other disposition by the Company of any of the SSC Securities, and (iii) 100% of the net proceeds from any other sale or other disposition (other than sales of inventory in the ordinary course of business), or series of related sales or dispositions, by the Company of any assets not otherwise referenced above in this paragraph 5K(i)(b), where the net proceeds exceed $1,000,000, other than any sale of (A) the assets of the Pork Division, (B) the ADM Shares to the extent the net proceeds from the sale of the ADM Shares are used to repay the Rabobank Total Return Swap, or (C) any Stock of the Company in AgraTech Seeds, Inc., CF Industries (a cooperative marketing association in which the Company holds an equity interest), or InTrade (an international cooperative marketing association). Each such prepayment of net proceeds shall be due immediately upon the receipt by the Company of such net proceeds."

     3. Paragraph 5M. The following paragraph 5M shall be added:

     "5M. Delivery of Pledge Agreement and ADM Shares. If the Rabobank Total Return Swap is terminated in accordance with its provisions, the Company immediately shall cause GK Finance to execute and deliver to the Collateral Agent, for the benefit of the Secured Parties (as defined in the Intercreditor Agreement), the Pledge Agreement, and to deliver to the Collateral Agent the ADM Shares and such stock powers, executed in blank, as the Collateral Agent shall request."

     4.    Paragraph 6.   Paragraph 6 of the Note Agreement shall
be amended and restated in its entirety to read as follows:

     "6.  NEGATIVE COVENANTS.

     So long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:

     6A(1) Minimum Consolidated Tangible Net Worth. The Company's Consolidated Tangible Net Worth (less any gain or loss as a result of accumulated other comprehensive income, as defined by GAAP) shall as of September 30, 2001, and at all times thereafter, be at least $225,000,000, plus the sum of (i) 50% of the Reported Net Income of the Company and its Consolidated Subsidiaries (to the extent positive) for the Fiscal Quarter ending September 30, 2001, and each Fiscal Quarter thereafter on a cumulative basis (taken as one accounting period), but excluding from such calculations of Reported Net Income for purposes of this clause (i) any Fiscal Quarter in which the Reported Net Income of the Company and its Consolidated Subsidiaries is negative, and (ii) 100% of the cumulative Net Proceeds of Capital Stock received during any period after June 30, 2001.

     6A(2) Current Ratio. The Company shall not permit, as of September 30, 2001, and at anytime thereafter, the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.10 to 1.00 calculated on a quarterly basis.

     6A(3) Interest Coverage Ratio. The Company shall not permit, as of September 30, 2001, and as of the last day of each Fiscal Quarter thereafter, the ratio of EBIT to Interest Expense, each for the four Fiscal Quarter period then ended, to be less than 1.40 to 1.00.

     6A(4)      Senior  Coverage Ratio.  The  Company  shall  not
permit the Senior Debt Coverage Ratio to be greater than the ratio set forth opposite the relevant Fiscal Quarter in the following table:

            Fiscal Quarter              Ratio
        First Quarter 2002             4.00 to 1.00
        Second Quarter 2002            3.75 to 1.00
        Third Quarter 2002             3.50 to 1.00
        Fourth Quarter 2002            3.50 to 1.00
        First Quarter, 2003,           3.25 to 1.00
        and thereafter

     6A(5) Consolidated Total Adjusted Debt to Total Capital Ratio. The Company shall not permit the ratio of Consolidated Total Adjusted Debt to Total Capital to exceed the ratio set forth opposite the relevant Fiscal Quarter in the following table:

     Fourth Fiscal Quarter Fiscal Year 2001 through
     Fourth Fiscal Quarter Fiscal Year 2002       0.65 to 1.00

     First Fiscal Quarter Fiscal Year 2003 through
     Fourth Fiscal Quarter Fiscal Year 2003       0.60 to 1.00

     Thereafter                                   0.60 to 1.00

     6A(6) Fixed Charge Coverage. The Company shall not permit the ratio of (i) EBIT plus Consolidated Lease Expense, in each case for the period of eight Fiscal Quarters of the Company most recently ended at such time, to (ii) Consolidated Interest Expense plus Consolidated Lease Expense for such period to be less than the ratio set forth opposite the relevant Fiscal Quarter in the following table:

     Fourth Fiscal Quarter Fiscal Year 2001       0.25 to 1.00
     First Fiscal Quarter Fiscal Year 2002        0.35 to 1.00
     Second Fiscal Quarter Fiscal Year 2002       0.75 to 1.00
     Third Fiscal Quarter Fiscal Year 2002        1.00 to 1.00
     Fourth Fiscal Quarter Fiscal Year 2002       1.25 to 1.00
     First Fiscal Quarter Fiscal Year 2003        1.25 to 1.00
     Second Fiscal Quarter Fiscal Year 2003       1.25 to 1.00
     Third Fiscal Quarter Fiscal Year 2003        1.25 to 1.00
     Fourth Fiscal Quarter Fiscal Year 2003       1.25 to 1.00
     Thereafter                                   1.25 to 1.00

     6A(7) Consolidated Total Adjusted Debt to EBITDA. The Company shall not permit the ratio of Consolidated Total Adjusted Debt as of the end of any Fiscal Quarter of the Company to the sum of EBITDA for the Fiscal Quarter then ending and the preceding seven Fiscal Quarters (divided by two), to be greater than the ratio set forth opposite the relevant Fiscal Quarter in the following table:

     Fourth Fiscal Quarter Fiscal Year 2001       8.50 to 1.00
     First Fiscal Quarter Fiscal Year 2002        7.75 to 1.00
     Second Fiscal Quarter Fiscal Year 2002       4.50 to 1.00
     Third Fiscal Quarter Fiscal Year 2002        4.25 to 1.00
     Fourth Fiscal Quarter Fiscal Year 2002       3.75 to 1.00
     First Fiscal Quarter Fiscal Year 2003        3.50 to 1.00
     Second Fiscal Quarter Fiscal Year 2003       3.50 to 1.00
     Third Fiscal Quarter Fiscal Year 2003        3.50 to 1.00
     Thereafter                                   3.50 to 1.00

     6B. Limitation on Restricted Payments. The Company will not pay or declare any dividend or make any other distribution on or on account of any class of its Stock or other equity or make cash distributions of equity (including cash patronage refunds), or make interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Stock or other equity, or redeem, purchase or otherwise acquire, directly or indirectly, any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest, Subordinated Loan Certificates and Cumulative Preferred Certificates of Interest (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or permit any Subsidiary to do any of the above (all of the foregoing being herein called "Restricted Payments") except that the Company may make (a) cash patronage refunds in Fiscal Year 2002 and thereafter in an amount, for each Fiscal Year, not to exceed 10% of the member earnings for such Fiscal Year, and
(b)  present value cashing retirement and death payments (net  of any amount the Company receives as insurance proceeds) in an aggregate amount not to exceed $5,000,000 in any Fiscal Year; provided that the Company shall not make any Restricted Payments upon the occurrence and during the continuance of a Default or Event of Default. So long as no Default or Event of Default shall have occurred and be continuing, there shall not be included in the definition of Restricted Payments: (x) dividends paid, or distributions made, in Stock of the Company or (y) exchanges of Stock of one or more classes of the Company, except to the extent that cash or other value is involved in such exchange. Moreover, nothing in this Paragraph 6B shall prevent any Subsidiary from making any Restricted Payments to the Company or to any other Related Party that directly owns Stock of such Subsidiary. The term "equity" as used in this Paragraph 6B shall include the Company's common stock, preferred stock, if any, other equity certificates, and notified equity accounts of patrons.

     6C. Liens. The Company shall not, and shall not permit any Subsidiary to, create, assume or suffer to exist any Lien upon any of its property or assets whether now owned or hereafter acquired, except:

     (a) Liens existing prior to the date of this Agreement, as set forth on Schedule 6C attached hereto;

     (b) Liens for taxes not yet due, and Liens for taxes or Liens imposed by ERISA that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

     (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

     (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (e) Liens securing purchase money debt, provided that (i) the Lien in each instance does not extend beyond the assets acquired with the purchase money debt, and (ii) the aggregate of such debt so secured does not exceed five percent (5%) of Consolidated Net Worth;

     (f) Liens consisting of encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person;

     (g) Liens securing the obligations due to the parties to the Intercreditor Agreement; and

     (h) Liens against the ADM Shares created in connection with the Rabobank Total Return Swap.

     6D. Restrictions on Loans, Advances, Investments, Asset Acquisitions and Contingent Liabilities. The Company shall not, and shall not permit any Subsidiary to (i) make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the normal course of business to any Person that is not an Affiliate of the Company, or (ii) guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, Stock or dividends of any Person, or (iii) own, purchase or acquire any Stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or (iv) acquire all, or substantially all, of the assets of any Person, in a single or a series of related transactions; except that the Company or any Subsidiary may:

     (a) (x) make or permit to remain outstanding loans or advances to any other Related Party, or (y) guarantee or otherwise become liable for obligations of any other Related Party to the extent such obligation that is guaranteed is incurred in the ordinary course of business of such Related Party or is Indebtedness
otherwise  permitted  to  be  incurred  by  such  Related   Party
(including guarantee obligations under the Subsidiary Guaranty);

     (b) acquire and own Stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary;

     (c) own, purchase or acquire prime commercial paper and certificates of deposit in United States commercial banks (whose long-term debt is rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation), in each case due within one year from the date of purchase and payable in the United States in Dollars;

     (d) own, purchase and acquire obligations of the United States Government or any agency thereof, in each case due within one year from the date of purchase;

     (e) own, purchase and acquire obligations guaranteed by the United States Government, in each case due within one year from the date of purchase;

     (f) own, purchase and acquire repurchase agreements of United States commercial banks (whose long-term debt is rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation) for terms of less than one year in respect of the foregoing certificates and obligations;

     (g) own, purchase and acquire tax-exempt securities maturing within one year from the date of purchase and rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation;

     (h) own, purchase and acquire adjustable rate preferred stocks rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation;

     (i) endorse negotiable instruments for collection in the ordinary course of business;

     (j) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business;

     (k) (x) permit to remain outstanding investments in the Subsidiaries of the Company in existence as of October 23, 2001 and (y) make or permit to remain outstanding investments in any Subsidiary (whether in existence on November 3, 2000 or created thereafter) in accordance with Paragraph 6N, if such Subsidiary is a Related Party;

     (l) make or permit to remain outstanding loans from Agratrade Financing, Inc., a Wholly Owned Subsidiary of the Company, to members and non-members of the Company (provided that all such loans are made to facilitate the business of the Company) in an aggregate amount not to exceed $20,000,000;

     (m) make or permit to remain outstanding investments in the Archer-Daniels Midland Company existing on the date hereof plus increases due to normal dividend reinvestment plans, stock splits, stock dividends or similar arrangements;

     (n) make or permit to remain outstanding investments described on Schedule 6D attached hereto;

     (o)  make or permit to remain outstanding investments in  GC
Properties in an aggregate amount not exceeding $500,000 during the term of the Note Agreement;

     (p) guarantee or otherwise be or become contingently liable for obligations of Young Pecan not to exceed an aggregate amount of $65,000,000;

     (q) have increases in existing investments arising from non-cash notified equity or other equity methods of accounting for equity increases which are non-cash;

     (r) guarantee the obligations of GK Finance arising pursuant to the Rabobank Total Return Swap; and

     (s) make or permit to remain outstanding investments in any money market fund that invests only in investments described in subsections (c), (d), (e), (f), (g), or (h) of this Paragraph 6D.

     6E. Sale of Stock and Indebtedness of Subsidiaries. Without the prior written consent of Prudential, which consent shall be at its sole discretion, the Company shall not, and shall not permit any Subsidiary to, sell or otherwise dispose of, or part with control of, any shares of Stock or Indebtedness of any Subsidiary, except to the Company or another Related Party, and except that all shares of Stock and Indebtedness of any
Subsidiary at the time owned by or owed to the Company and all Subsidiaries may be sold as an entirety for a cash consideration that represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of Stock and Indebtedness so sold, provided that the assets of such Subsidiary do not constitute a Substantial Part of the Consolidated Assets of the Company and all Subsidiaries and that the earnings of such Subsidiary shall not have constituted a Substantial Part of Consolidated Net Earnings for any of the three Fiscal Years then most recently ended, and further provided that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of Stock or Indebtedness of any other Subsidiary (unless all of the shares of Stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this Paragraph 6E).

     6F. Merger and Sale of Assets. The Company shall not, and shall not permit any Subsidiary to, enter into any transaction of merger, consolidation, pooling of interest, joint venture, syndicate or other combination with any other Person or sell, lease, transfer, contribute as capital, or otherwise dispose of all or a Substantial Part of the consolidated assets of the Company and all Subsidiaries or assets that shall have contributed a Substantial Part of Consolidated Net Earnings for any of the three Fiscal Years then most recently ended, in any single transaction or series of related transactions, to any Person, except that:

     (a) any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving corporation, or (ii) any one or more other Subsidiaries provided that if any Loan Party is party to such merger, a Loan Party shall be the continuing or surviving corporation;

     (b) any Subsidiary may sell, lease or otherwise dispose of any of its assets to the Company or another Related Party; and

     (c) any Subsidiary may sell or otherwise dispose of all or substantially all of its assets subject to the conditions specified in paragraph 6E with respect to a sale of the Stock of such Subsidiary.

     6G. Sale and Lease-Back. The Company shall not, and shall not permit any Subsidiary to, enter into any arrangement, with any Person or under which such other Person is a party, providing for the leasing by the Company or any Subsidiary of real or personal property, used by the Company or any Subsidiary in the operations of the Company or any Subsidiary, that has been or is sold or transferred by the Company or any Subsidiary to any other Person to whom funds have been or are to be advanced by such other Person on the security of such rental obligations of the Company or such Subsidiary except to the extent that the total amount of such arrangements involve, at any one time, assets or property that constitute an amount equal to or less than ten percent (10%) of Consolidated Capital Assets.

     6H.   Sale  or  Discount of Receivables.  The Company  shall
not, and shall not permit any Subsidiary to, sell with recourse or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

     6I. Hedging Contracts. The Company shall not, and shall not permit any Subsidiary to, enter into any Hedging Contract except: (a) bona fide hedging transactions in commodities that represent production inputs or products to be marketed, or in commodities needed in operations to meet manufacturing or market demands, provided that (i) long positions and/or options sold on corn and wheat shall in no event cover more than twenty-six weeks of the Company's anticipated requirements for feed ingredients, and none of such positions and/or options shall cover more than six and one-half weeks of such anticipated requirements unless they have been entered into in compliance with the Company's Corporate Policy For Futures Contracts approved by the Company's Board of Directors on April 24, 1998 and have been approved by the Company's Hedging Committee, (ii) long positions and/or options sold on soybean meal shall in no event cover more than twenty-six weeks of the Company's anticipated requirements for feed ingredients, and none of such positions and/or options shall cover more than six and one-half weeks of such anticipated requirements unless they have been entered into in compliance with the Company's Corporate Policy For Futures Contracts approved by the Company's Board of Directors on April 24, 1998 and have been approved by the Company's Hedging Committee, and
(iii) short positions on corn shall not exceed 2,000,000 bushels, and shall at all times relate to corn owned or contracted for purchase by the Company; and (b) foreign exchange contracts, currency swap agreements, interest rate exchange agreements, interest rate cap agreements, interest rate collar agreements, and other similar agreements and arrangements that are reasonably related to existing indebtedness or to monies to be received or paid in foreign currencies.

     6J. Issuance of Stock by Subsidiaries. The Company shall not permit any Subsidiary (either directly or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any shares of its Stock of any class (other than directors' qualifying shares, if any) except to the Company or another Subsidiary.

     6K. Capital Expenditures. The Company and its Subsidiaries shall not, on a consolidated basis, directly or indirectly, make Capital Expenditures in the aggregate (a) in Fiscal Year 2002 exceeding $61,500,000, or (b) in Fiscal Year 2003 exceeding $55,000,000 plus the amount of any available but unused Capital Expenditures from Fiscal Year 2002.

     6L.   Indebtedness  for Money Borrowed.  The  Company  shall
not, and shall not permit any Subsidiary to, create, incur, assume, or suffer to exist any Indebtedness for Money Borrowed, except for the following:

     (a)  the Notes;

     (b) Indebtedness existing under the Bank Agreement and the other loan documents executed thereunder (including, without limitation, all Loans and Letter of Credit Obligations (as such terms are defined in the Bank Agreement));

     (c) Indebtedness (including guaranties) that may be deemed to exist pursuant to any performance, surety, appeal or similar bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business;

     (d) Indebtedness for Money Borrowed in existence on the date hereof and set forth on Schedule 6L.

     (e)  Subordinated Debt;

     (f) unsecured Indebtedness for Money Borrowed owing by any Related Party to any other Related Party; and

     (g) reimbursement obligations under letters of credit issued by any of the lenders under the Bank Agreement, provided that the aggregate principal amount of such reimbursement obligations does not exceed $20,000,000 at any one time (exclusive of Letters of Credit issued under the Bank Agreement).

     6M. Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except (a) in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person other than an Affiliate, or (b) for transactions between Loan Parties.

     6N. Creation of Subsidiaries. Except for the creation of the Argentine Subsidiary, the Company shall not, and shall not permit any Subsidiary to, create any Subsidiary unless (a) such Subsidiary is a Wholly Owned Subsidiary, (b) such Subsidiary is organized under the laws of a jurisdiction within the United States of America, (c) such Subsidiary executes at the time of its creation the Security Agreement (together with applicable Uniform Commercial Code financing statements), the Subsidiary Guaranty Agreement and the Contribution Agreement (either directly or by executing a supplement thereto) and the Stock of such Subsidiary is pledged to the Agent as Collateral (as such term is defined in Section 3.21 of the Bank Agreement), (d) an opinion of counsel, acceptable to Prudential, is delivered to Prudential confirming the due organization of such Subsidiary, the enforceability of the Security Agreement, the Subsidiary Guaranty Agreement and the Contribution Agreement against such Subsidiary, and such other matters as the Agent may reasonably request, and (e) no Event of Default has occurred and is continuing immediately prior to or after the creation of the Subsidiary.

     6O. Bank Agreement. The Company will not amend, modify or supplement the Bank Agreement to (i) permit any additional mandatory prepayments thereunder, (ii) require the reduction of the commitments to lend thereunder (iii) change the amortization of any term loan thereunder or (iv) permit the prepayment of any term loan thereunder."

     5.   Paragraph 7A.

     (a) Paragraph 7(A)(xi) of the Note Agreement shall be amended and restated in its entirety to read as follows:

          "(xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 10 days; or"

     (b) Paragraph 7(A)(xii) of the Note Agreement shall be amended and restated in its entirety to read as follows:

          "(xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a Substantial Part, or the divestiture of the Stock of a Subsidiary whose assets represent a Substantial Part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or Stock of a Subsidiary, which shall have contributed a Substantial Part of the Consolidated Net Earnings of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three Fiscal Years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or"

     6. Paragraph 10. Paragraph 10 of the Note Agreement shall be amended as follows:

          (a) The definitions of "ADM Shares", "Affiliate", "Bank Agreement", "Change of Control", "Consolidated Senior Debt", "Consolidated Tangible Net Worth", "Consolidated Total Debt", "Intercreditor Agreement", "Money Borrowed", "SSC Securities", "Security Agreement", "Subordinated Debt", "Subsidiary" and "Total Debt" are hereby deleted and replaced by the following definitions:

          "`ADM Shares' shall mean the 3,842,336 shares of the common stock of Archer-Daniel-Midland Company owned by GK
     Finance.

          `Affiliate' shall mean, with respect to any Person, a Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Additionally, for purposes of this Agreement, Young Pecan shall be considered an Affiliate of the Company and its Subsidiaries notwithstanding anything else to the contrary contained herein.

          `Bank Agreement' shall mean that certain Second Amended and Restated Credit Agreement dated as of the date hereof among the Company, various banks, lending institutions and institutional investors party thereto and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as Agent, as it may be amended, modified or supplemented in a manner acceptable to Prudential.

          `Change of Control' shall mean the acquisition or possession by any Person and its Affiliates, directly or indirectly, of (1) the power (A) to vote 40% or more of the common stock having ordinary voting power for the election of directors of the Company or (B) to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting common stock, by contract or otherwise or (2) 40% of the outstanding common stock of the Company.

          `Consolidated Senior Debt' shall mean the sum of (a) Consolidated Total Adjusted Debt, less (b) any obligations under the Rabobank Total Return Swap (to the extent included in Consolidated Total Adjusted Debt), less (c) any amounts outstanding under any Subordinated Debt of the Company (to the extent included in Consolidated Total Adjusted Debt), less (d) any obligations with respect to letters of credit issued for the account of the Company or any of its
     Subsidiaries in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, to the extent such drawing is reimbursed no later than the tenth Business Day following receipt by the Company or such Subsidiary of a demand for reimbursement thereunder, and less (e) any other Consolidated Total Adjusted Debt subordinated to the repayment of the Company's obligations to the holders of the Notes in form and substance satisfactory to the Required Holders.

          `Consolidated Tangible Net Worth' shall mean Consolidated Net Worth, less the Intangible Assets of the Company and its Subsidiaries, but including the goodwill (as reflected on the Company's financial statements delivered pursuant to paragraph 5A hereof from time to time but not to exceed $23,900,000) created in connection with the acquisition by the Company of the outstanding equity of Golden Poultry Company, Inc. in September, 1997.

          `Consolidated Total Debt' shall mean (a) Total Debt of the Company and its Subsidiaries, plus (b) the Total Debt of any other Person (other than Young Pecan) which (i) has been guaranteed by the Company or any Subsidiary or (ii) is supported by a letter of credit issued for the account of the Company or any Subsidiary, all consolidated in accordance with GAAP.

          `Intercreditor Agreement' shall mean that certain Amended and Restated Intercreditor Agreement dated as of even date herewith among the Company, the various banks, lending institutions and institutional investors a party to the Bank Agreement, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as amended, modified, supplemented or restated from time to time in accordance with its terms.

          `Money   Borrowed'  shall  mean,  as  applied  to   the
     Indebtedness of a Person,

          (a) Indebtedness for money borrowed including all revolving and term Indebtedness and all other lines of credit; or

          (b) Indebtedness (other than trade debt of such Person incurred in the ordinary course of business), whether or not in any such case the same was for money borrowed:

                    (i) represented by notes payable, and drafts accepted, that represent extensions of credit;

                    (ii)  constituting obligations  evidenced  by
               bonds,  debentures, notes or similar  instruments;
               or

                    (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; or

          (c) all reimbursement obligations under any letters of credit or acceptances; or

          (d)   Indebtedness that is such by virtue of subsection
     (iii) of the definition of Indebtedness, but only to the extent that the obligations guaranteed are obligations that would constitute Indebtedness for Money Borrowed.

          `SSC Securities' shall mean the $40,000,000 Series B Cumulative Redeemable Preferred Stock and the $60,000,000 Series B Capital Securities issued by Southern States Cooperative or Southern States Capital Trust, respectively, and purchased by the Company pursuant to the Securities Purchase Agreement between the Company and Southern States Cooperative dated as of October 5, 1999.

          `Security Agreement' shall mean that certain Amended and Restated Security Agreement dated as of even date herewith executed by the Company and its Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties (as defined therein), in form and substance satisfactory to the holders of the Notes, as originally executed or as from time to time supplemented, amended, restated, renewed, extended or otherwise modified.

          `Subordinated Debt' shall mean all Indebtedness for Money Borrowed wherein the principal and premium, if any, and interest is subordinated and junior in right of payment to the prior payment in full of all other Indebtedness of the Company for Money Borrowed except other Subordinated Debt and shall include, without limitation, the Subordinated Capital Certificates of Interest, Subordinated Loan Certificates, and Cumulative Preferred Capital Certificates of Interest, issued by the Company.

          `Subsidiary' shall mean any corporation, partnership, joint venture, limited liability company, trust or estate or other entity in which (or of which) the Company, directly or indirectly, owns or controls more than 50% of (a) any shares of Stock or other form of ownership interest of such Person having general voting power under ordinary circumstances to vote in the election of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), or (b) the interest in the capital or profits of such Person.

          `Total Debt' shall mean, as to any Person, and include without duplication:

          (a) all Indebtedness for Money Borrowed, including, without limitation, purchase money mortgages, Capital Leases, any asset securitization programs that are not non-recourse, conditional sales contracts and similar title retention debt instruments (including any current maturities of such indebtedness), which under GAAP is shown on the balance sheet as a liability (but excluding reserves for deferred income taxes and other reserves to the extent such reserves do not constitute an obligation); and

          (b) Guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities
     (whether direct or indirect) in connection with the obligations, Stock or dividends of any other Person; and

          (c) obligations under any other contract in connection with any borrowing which, in effect, is substantially equivalent to a guarantee (other than any undertaking with respect to the obligations of Young Pecan); and

          (d) obligations with respect to any redeemable preferred Stock which is required or scheduled to be redeemed within one year from the date of calculation.

Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or any Subsidiary shall be deemed to be Total Debt of the Company or such Subsidiary even though such obligation shall not be assumed by the Company or such Subsidiary.

          (b)    The   definitions  of  "Acquaculture  Division",
     "Excess  Cash  Flow",  Net Proceeds  of  Capital  Stock  and
     "Golden Peanut" are hereby deleted in their entirety.

          (c) The following definitions shall be added, in alphabetical order:

          "`Agra  Tech  Seeds, Inc.' shall mean  AgraTrade  Seeds
     Inc., a Georgia corporation and wholly-owned Subsidiary of the Company.

          `Insurance Subsidiary' shall mean GK Insurance  Co.,  a
     Vermont corporation and wholly-owned Subsidiary of the Company.

          `Intangible Assets' of a Person, shall mean the non-current, non-physical assets of such Person that entitle such Person to certain legal rights or competitive advantages, and shall include copyrights, trademarks, tradenames and other intellectual property, franchises, goodwill (to the extent positive), organization costs, licenses and permits.

          `Net Proceeds of Stock' shall mean any proceeds received by the Company or a Consolidated Subsidiary in respect of the issuance of Stock, after deducting therefrom all reasonable and customary costs and expenses incurred by the Company or such Consolidated Subsidiary directly in connection with the issuance of such Stock, including without limitation any underwriter's discounts and commissions.

          `Related Party' shall mean the Company and each wholly-owned Subsidiary of the Company whose Stock is pledged to the Collateral Agent pursuant to the Security Agreement (or a supplement thereto), and that has executed and delivered the Security Agreement (or a supplement thereto) and the Subsidiary Guaranty Agreement (or a supplement thereto) to Prudential, together with all applicable financing statements required under the Uniform Commercial Code, and such opinions of counsel and other documents as may be reasonably required by Prudential.

          `Security Documents' shall mean the Security Agreement, the Pledge Agreement (as such term is defined in the Bank
     Agreement),  the Contribution Agreement and  the  Subsidiary
     Guaranty Agreement.

          `Senior Debt Coverage Ratio' shall mean, as of any fiscal quarter end, the ratio of (a) Consolidated Senior Debt as of the end of such fiscal quarter, to (b) the sum of EBITDA for the fiscal quarter then ending and the preceding seven fiscal quarters (divided by two).

          `Stock' shall mean, as applied to any Person, any stock, share capital, partnership interests or other equity of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

          `Wholly Owned Subsidiary' shall mean any Subsidiary all of the shares of Stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company."

B.    Conditions  of  Effectiveness.  Upon  satisfaction  of  the
following,  the  effective  date  of  this  Amendment  shall   be
October 23, 2001. This Amendment shall become effective when, and only when,

     1. Prudential shall have received all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the holders of the
Notes:

          (a)  executed originals of this Amendment;

          (b) a duly executed copy of the Bank Agreement, amended and restated as of the Closing Date;

          (c) a favorable opinion of counsel for the Company that includes, in addition to other items Prudential may reasonably request, that no Subsidiary Guarantor approval is required to execute the amended and restated Subsidiary Guaranty Agreement delivered in connection with this Amendment and that the amendment to the Security Agreement has been duly authorized and is enforceable by its terms;

          (d) such other documents, instruments, approvals or opinions as Prudential may reasonably request; and

          (e)    executed  originals  of  amended  and   restated
     Subsidiary Guaranty and Contribution Agreements and all other Security Documents.

     2.    The  Company  shall have paid all costs  and  expenses
(including legal fees) incurred by Prudential; and

     3. The representations and warranties contained herein shall be true on and as of the date hereof, and there shall exist on the date hereof no Event of Default or Default; there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since December 31, 2000; and the Company shall have delivered to Prudential an Officer's Certificate to such effect.

C.   Representations and Warranties.

     1. The Company hereby repeats and confirms each of the representations and warranties made by it in paragraph 8 of the Note Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement as amended hereby.

     2.   The Company further represents and warrants as follows:

          (a) The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) its charter or by-laws, (B) law or
     (C) any legal or contractual restriction binding on or affecting the Company; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

          (b) No governmental approval is required for the due execution, delivery and performance by the Company of this Amendment, except for such governmental approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

          (c) This Amendment constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

          (d) There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement, as amended by this Amendment.

D.   Miscellaneous.

     1.   Reference to and Effect on the Note Agreement.

     (a) Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Note Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Note Agreement, and each reference in any other document to "the Note Agreement", "thereunder", "thereof" or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

     (b) Except as specifically amended and waived above, the Note Agreement, and all other related documents, are and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.

     2. Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by any holder of a Note in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this paragraph 5B.

     3. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New
York.

     5. Estoppel. To induce Prudential to enter into this Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Company against any holder of the Notes with respect to the obligations of the Company to any such holder, either with or without giving effect to this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


GOLD KIST, INC.



                              By: /s/ Stephen O. West
                                Stephen O. West
                                Treasurer

                              THE PRUDENTIAL INSURANCE
                                COMPANY OF AMERICA



                              By: /s/ Billy B. Greer
                                Name: Billy B. Greer
                                Title: Vice President

                              THE PRUDENTIAL INSURANCE
                                COMPANY OF AMERICA, as asset
                                manager for Gateway Recovery
                              Trust



                              By: /s/ Gwendolyn Foster
                                Name:  Gwendolyn Foster
                                Title: Vice President
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